                                                 Filed pursuant to Rule 424(b)2
                                                 Registration No. 333-38931


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND DECLARED EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1998

                                                     [SALOMON SMITH BARNEY LOGO]
                                        [A member of Travelers Group [umbrella]]

PROSPECTUS  SUPPLEMENT                           SAFETY FIRST(SM) INVESTMENTS
(To Prospectus Dated December 1, 1997)
                                     Safety of Principal, Opportunity for Growth
                                                UNITS
                       SALOMON SMITH BARNEY HOLDINGS INC.
                       WORLD INDEX ALLOCATION SERIES 1998

                    PRINCIPAL-PROTECTED EQUITY LINKED NOTES
                                 BASED UPON THE
                            ASIA TIGER 100(TM) INDEX
                               DUE         , 2005
                        ($10 PRINCIPAL AMOUNT PER UNIT)
                            ------------------------

GENERAL:

- Senior unsecured debt securities of Salomon Smith Barney Holdings Inc.

- Issuable and transferable only in minimum denominations of $10 or integral multiples thereof.

- No payments prior to maturity.

- Not redeemable prior to maturity.

- Application will be made to list the Notes on the Chicago Board Options

- Exchange under the symbol "ATE".
PAYMENT AT MATURITY:

- Principal Amount ($10 per Unit) + Supplemental Redemption Amount, if any.

- The Supplemental Redemption Amount will be based on the percentage increase, if any, in the Asia Tiger 100(TM) Index (calculated based on an average value of the Index during a period that is expected to be between 60 and 84 months prior to maturity), reduced on a daily basis by an annual adjustment factor that is expected to be between 1.25% and 1.75% per annum. The Calculation Period and the Adjustment Factor will be determined on the Pricing Date and disclosed to you in the final Prospectus Supplement. The annual application of the Adjustment Factor will result in a total reduction in the adjusted value of the Asia Tiger 100(TM) Index used to determine the Supplemental Redemption Amount at maturity of between 8.42% and 11.63%.

- The Supplemental Redemption Amount may be ZERO, but will not be less than zero.

  For information as to the Supplemental Redemption Amount and certain United States federal income tax consequences to holders of the Notes, you should refer to "Description of Notes -- Determination of the Supplemental Redemption Amount" and "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

  "Asia Tiger 100(TM) Index" is a service mark of the Chicago Board Options Exchange ("CBOE") and has been licensed for use in connection with the Notes. The Notes are not sponsored, endorsed, sold or promoted by the CBOE. The CBOE does not make any representation regarding the advisability of investing in the Notes.

                 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS.
        SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE S-7.
                            ------------------------

THESE NOTES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT, OR ANY PROSPECTUS, IS ACCURATE OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                    PRICE TO                  UNDERWRITING                PROCEEDS TO
                                                     PUBLIC                     DISCOUNT                 THE COMPANY(1)
---------------------------------------------------------------------------------------------------------------------------------
     Per Unit...........................             $10.00                        $                           $
---------------------------------------------------------------------------------------------------------------------------------
     Total..............................               $                           $                           $
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at $    .
                            ------------------------

  The Notes are offered by the Underwriter named herein, subject to prior sale, when, as and if accepted by it and subject to certain conditions. It is expected that delivery of the Notes will be made at the offices of Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York, or through the facilities of The
Depository Trust Company, on or about     , 1998.

                              SALOMON SMITH BARNEY
          , 1998

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying Prospectus and this Prospectus Supplement to help you understand the Principal-Protected Equity Linked Notes (the "Notes")* based upon the Asia Tiger 100(TM) Index, as published by the Chicago Board Options Exchange ("CBOE"). You should carefully read the entire Prospectus and Prospectus Supplement to fully understand the terms of the Notes, certain information regarding how the Asia Tiger 100(TM) Index (the "Asia Tiger 100(TM) Index" or the "Index") is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should, in particular, carefully review the section entitled "Risk Factors Relating To The Notes", which highlights certain risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this Prospectus Supplement and the accompanying Prospectus.

WHAT ARE THE NOTES?

     The Notes are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. (the "Company"). The Notes will rank equally with all other unsecured and unsubordinated debt of the Company. The Notes
mature on      , 2005 and do not provide for earlier redemption by you or the
Company. The Company will make no periodic payments of interest on the Notes. The Company will make no other payments on the Notes until maturity.

     Each "Unit" of Notes represents a principal amount of $10. You may transfer the Notes only in denominations of $10 and integral multiples thereof. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, the Company will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company (the "Depositary") or its nominee. Direct and indirect participants in the Depositary will record beneficial ownership of the Notes by individual investors. You should refer to the section "Description of the Notes -- Book-Entry System" in this Prospectus Supplement.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     We have designed the Notes for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in a possible increase in the Asia Tiger 100(TM) Index during a specified period. At maturity, you will receive a payment on each Note equal to the sum of two amounts: the principal amount ($10 per Unit) and the "Supplemental Redemption Amount", which is based on the percentage increase, if any, in the Asia Tiger 100(TM) Index, calculated based on an average of the values of the Index during a period that is expected to be between 60 and 84 months prior to maturity and reduced by an Adjustment Factor, as described below. You will not receive less than the principal amount.

  Principal Amount

     The principal amount per Unit is $10.

  Supplemental Redemption Amount

     The Supplemental Redemption Amount per Unit will equal:


         Adjusted Ending Value - Starting Value
$10 X    ------------------------------------
                   Starting Value

but will not be less than zero.

---------------

* Please refer to the "Index of Terms" attached as Appendix A for a listing of defined terms (which are capitalized) and the pages on which they are defined in this Prospectus Supplement.

     "Adjusted Ending Value" means the average of the values of the Asia Tiger
100(TM) Index at the close of the market on the      of each month in the
     -month Calculation Period prior to maturity of the Notes, commencing in
     , as reduced by the Adjustment Factor. If the      of any such month is not
an Index Business Day, the Index value for that month will equal the closing
value of the Index on the next Index Business Day, except that if      , 2005 is
not an Index Business Day, the Index value for      , 2005 will equal the
closing value of the Index on the immediately preceding Index Business Day. If there is a disruption in the trading of the component stocks comprising the Asia Tiger 100(TM) Index or certain futures or options relating to the Index during a scheduled calculation date in any such month, the Index value for that month for purposes of calculating the Adjusted Ending Value will equal the closing value of the Index on the next Index Business Day on which there is not a market
disruption, except that, in the case of such a disruption on      , 2005 the
Index value for      , 2005 will equal the closing value of the Index on the
immediately preceding Index Business Day on which there is not a market disruption. You should refer to the section "Description of the Notes -- Market Disruption Events" in this Prospectus Supplement.

     "Adjustment Factor" equals      % per annum, and will be applied to reduce
the value of the Index during the term of the Notes. We will determine the Adjustment Factor on the date the Notes are priced for initial sale to the public (the "Pricing Date") and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes. The Adjustment Factor is expected to be between 1.25% and 1.75% per annum. As a result of its application, the adjusted value of the Index used to calculate the Supplemental Redemption Amount at the stated maturity of the Notes is expected to be 8.42% to 11.63% less than the actual average Index value as calculated on each of the calculation days during the Calculation Period. For a detailed discussion of how the Adjustment Factor will affect the value of the Index used to calculate your Supplemental Redemption Amount (i.e., the Adjusted Ending Value), see "Description of the Notes -- Determination of the Supplemental Redemption Amount" and "Risk Factors Relating to the Notes -- Comparison to Other Securities -- Effect of Adjustment Factor" in this Prospectus Supplement.

     "Calculation Period" means the period from and including the date that is expected to be 60 to 84 months prior to the maturity date to but excluding the maturity date. We will determine the Calculation Period on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes.

     "Starting Value" will equal the value of the Index at the market close on the Pricing Date. We will disclose the Starting Value to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes.

     For more specific information about the Supplemental Redemption Amount, please see "Description of the Notes -- Determination of the Supplemental Redemption Amount" in this Prospectus Supplement.

     The Company will pay you a Supplemental Redemption Amount only if the Adjusted Ending Value is greater than the Starting Value. IF THE ADJUSTED ENDING VALUE IS LESS THAN, OR EQUAL TO, THE STARTING VALUE, THE SUPPLEMENTAL REDEMPTION AMOUNT WILL BE ZERO. The Company will pay you the principal amount of the Notes regardless of whether any Supplemental Redemption Amount is payable.

  Supplemental Redemption Amount -- Examples

     Here are two examples of hypothetical Supplemental Redemption Amount calculations:

     Example 1:  The average of the values of the Asia Tiger 100(TM) Index over
the      months prior to maturity, as adjusted, is less than the Starting Value:

       Hypothetical Starting Value: 128.42
       Hypothetical Adjusted Ending Value (calculated using the Adjustment Factor): 96.32

                                                        96.32 - 128.42
   Supplemental Redemption Amount (per Unit) =  $10 X  ----------------  = $0
                                                            128.42
                                                    (Supplemental Redemption Amount
                                                       cannot be less than zero)

     Total payment at maturity (per Unit) = $10 + $0 = $10

     Example 2:  The average of the values of the Asia Tiger 100(TM) Index over
the      months prior to maturity, as adjusted, is greater than the Starting
Value:

       Hypothetical Starting Value: 128.42
       Hypothetical Adjusted Ending Value (calculated using the Adjustment Factor): 192.63

                                                       192.63 - 128.42
  Supplemental Redemption Amount (per Unit) = $10 X  ------------------   = $5
                                                           128.42

     Total payment at maturity (per Unit) = $10 + $5 = $15

WHAT IS THE EFFECT OF CALCULATING THE ADJUSTED ENDING VALUE ON THE BASIS OF AN AVERAGE?

     The Calculation Period for the Notes will extend for a significant portion of the life of the Notes, and the Supplemental Redemption Amount will be calculated based on the average values of the Index over this period. As a result of the use of an average over the Calculation Period, rather than one closing Index value at maturity, to calculate the Adjusted Ending Value, the market value of the Notes and the Supplemental Redemption Amount will be less sensitive to fluctuations in the value of the Index as the time remaining to maturity lessens. This could result in a lower or higher payment than would be the case if one closing Index value at maturity were used to calculate the Adjusted Ending Value. In particular, if the Index generally increases over the Calculation Period, then the payment on the Notes will be lower, and could be materially lower, than would be the case if one closing Index value at maturity were used.

WHO PUBLISHES THE INDEX AND WHAT DOES IT MEASURE?

     The Asia Tiger 100(TM) Index is a stock index published, operated and distributed by the CBOE that is intended to measure the composite price performance of its constituent stocks. The stocks underlying the Asia Tiger 100(TM) Index have been selected in an attempt to represent the 100 stocks of Asian issuers trading on the principal Asian stock exchanges that have among the highest capitalizations (in U.S. dollar terms) of stocks listed and traded on such principal stock exchanges. On September 9, 1998, the CBOE removed all Malaysian stocks from the Index. For that reason, the Index will be comprised of 86 rather than 100 stocks until additional stocks from other Asian countries are added and the Index is rebalanced at the end of September 1998. Appendix B contains a list of the stocks that currently comprise the Index. You should refer to the section "Asia Tiger 100(TM) Index" in this Prospectus Supplement for more information.

     Please note that an investment in the Notes does not entitle you to any ownership or other interest in the stocks of the companies included in the Index.

HOW HAS THE ASIA TIGER 100(TM) INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the closing value of the Asia Tiger 100(TM) Index on the last business day of each month from January 1996 through August 1998. You can find this table in the section "The Asia Tiger 100(TM) Index -- Historical Data on the Asia Tiger 100(TM) Index" in this Prospectus Supplement. We have provided this historical information to help you evaluate the behavior of the Asia Tiger 100(TM) Index in various economic environments; however, past performance is not necessarily indicative of how the Index will perform in the future. You should refer to the section "Risk Factors Relating to the Notes -- Relationship of the Notes and the Asia Tiger 100(TM) Index".

WHAT ABOUT TAXES?

     If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the Treasury Department, solely in order for you to figure out the amount of taxes that you will owe each year as a result of owning a Note. This estimate is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption

Amount will even exceed zero. We have determined that this estimated yield will
equal      % per annum (compounded semiannually).

     Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a Note at original issue for $10 and hold the Note until maturity, you will be required to pay taxes on the following amounts of ordinary
income from the Note each year: $     in 1998, $     in 1999, $     in 2000,
$     in 2001, $     in 2002, $     in 2003, $     in 2004, and $     in 2005.
However, in 2005, the amount of ordinary income that you will be required to pay
taxes on from owning a Note may be greater or less than $     , depending upon
the amount you receive at maturity. Also, if the sum of the principal amount and
the Supplemental Redemption Amount is less than $     , you may have an ordinary
(rather than capital) loss which you could deduct against other income you may have in 2005. For further information, you should refer to "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement. If you purchase the Notes at a time other than original issue or at price other than $10, the tax consequences to you may be different.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the Notes on the CBOE under the symbol "ATE". You should be aware that the listing of the Notes on the CBOE will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section "Risk Factors Relating to the Notes -- Possible Illiquidity of the Secondary Market" in this Prospectus Supplement.

WHAT IS THE ROLE OF OUR SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Our subsidiary, Salomon Smith Barney Inc. ("Salomon Smith Barney"), is the underwriter for the offering and sale of the Notes. After the initial offering, Salomon Smith Barney and/or other affiliates of the Company intend to buy and sell Notes to create a secondary market for holders of the Notes, and may engage in other activities described in "Underwriting". However, neither Salomon Smith Barney nor any of these affiliates will be obligated to engage in any market activities, or continue them once it has started.

     Salomon Smith Barney will also be our agent (the "Calculation Agent") for purposes of calculating the Starting Value, the Adjusted Ending Value and the Supplemental Redemption Amount and in determining whether a Market Disruption Event (as defined below) has occurred. In particular, the Calculation Agent will have discretion to determine that a Market Disruption Event has occurred based on events that take place in any one of the many U.S. and international securities exchanges on which Asian stocks or related derivative securities trade. Potential conflicts of interest may exist between Salomon Smith Barney and you as a holder of the Notes. Please refer to "Risk Factors Relating to the Notes -- Affiliation of the Company and the Calculation Agent" in this Prospectus Supplement.

CAN YOU TELL ME MORE ABOUT THE COMPANY?

     Salomon Smith Barney Holdings Inc. is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. The Company is a subsidiary of Travelers Group Inc. ("Travelers Group"), a diversified financial services holding company. On April 6, 1998, Travelers Group and Citicorp announced that they entered into a definitive agreement to combine in a merger of equals. The transaction, which is expected to be completed during the third quarter of 1998, is subject to various regulatory approvals, including approval by the Federal Reserve Board.

     For additional information about the Company, you should refer to the section "The Company" in the accompanying Prospectus. You should also read the other documents the Company has filed with the Securities and Exchange Commission (the "SEC"), which you can find by referring to the section "Where You Can Find More Information" in the Prospectus.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the Notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this Prospectus Supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the SEC pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1997, (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and
(iii) the Current Reports on Form 8-K filed on January 9, 1998, January 26, 1998, February 2, 1998, March 3, 1998, April 17, 1998, April 20, 1998, May 13,
1998, June 8, 1998, June 10, 1998, June 17, 1998, July 17, 1998, July 20, 1998,
July 22, 1998, July 30, 1998 and September 1, 1998. You should refer to "The Company -- Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in the Prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at "http://www.sec.gov."

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including the following:

COMPARISON TO OTHER SECURITIES

     The Supplemental Redemption Amount May Be Zero. Unless the Adjusted Ending Value exceeds the closing value of the Asia Tiger 100(TM) Index on the date of this Prospectus Supplement (i.e., the Starting Value), the Supplemental Redemption Amount will be ZERO. This may be true even if the value of the Asia Tiger 100(TM) Index, as reduced by the Adjustment Factor, exceeds the Starting Value at some time during the life of the Notes but later falls below that threshold. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your Notes at maturity.

     The Adjusted Ending Value Will Be Determined during the      Months Prior
to Maturity.  Because the Adjusted Ending Value will be based upon the closing
value of the Asia Tiger 100(TM) Index on the      of each month during the
     -month Calculation Period prior to maturity as adjusted by the Adjustment Factor, a significant increase in the Index subsequent to issuance may be substantially or entirely offset by subsequent decreases in the value of the Index during or prior to the Calculation Period, and a high Index value at the close of one or more months during the Calculation Period may be substantially offset by a low Index value at the close of one or more other months during the Calculation Period.

     In addition, the Calculation Period for the Notes will extend for a significant portion of the life of the Notes, and the Supplemental Redemption Amount will be calculated based on the average values of the Index over this period. The use of an average over the Calculation period, rather than one closing Index value at maturity, to calculate the Adjusted Ending Value could result in a lower or higher payment at maturity than would otherwise be the result. In particular, if the Index generally increases over the Calculation Period, then the payment on the Notes will be lower, and could be materially lower, than would be the case if one closing Index value at maturity were used.

     No Periodic Interest. No periodic payments of interest will be made on the Notes or the principal amount thereof. However, the payment of a Supplemental Redemption Amount at maturity, if that amount exceeds zero, may be deemed to be interest.

     Yield May Be Lower than the Yield on a Standard Debt Security of Comparable Maturity. The amount we pay you at maturity may be less than the return you could earn on other investments. Because the Adjusted Ending Value of the Asia Tiger 100(TM) Index may be less than, equal to or only slightly greater than the Starting Value, the effective yield to maturity on the Notes (which is linked to the amount by which Adjusted Ending Value exceeds the Starting Value) may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of the Company. In addition, any such return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

     Return Does Not Reflect Dividends. Your return on the Notes will not reflect the return you would realize if you actually owned the stocks underlying the Index and received the dividends paid on those stocks because of the reduction caused by the Adjustment Factor and because the CBOE calculates the Index by reference to the prices of the common stocks comprising the Index without taking into consideration the value of dividends paid on those stocks.

     Effect of Adjustment Factor. Because the actual index values of the Asia Tiger 100(TM) Index during the Calculation Period will be reduced by the Adjustment Factor in order to determine the Adjusted Ending Value, your return on the Notes will be less than your return on a similar indexed instrument that was directly linked to the Asia Tiger 100(TM) Index, but was not subject to such adjustment.

CURRENCY EXCHANGE RATES

     The price of the stocks that comprise the Index are converted into U.S. dollars using the cross-rate to the U.S. dollar in effect in each country in which stocks underlying the Index are traded on an exchange. You should refer to "The Asia Tiger 100(TM) Index". Thus the Index will always be expressed in U.S. dollars and any Supplemental Redemption Amount relating to the Notes will be paid in U.S. dollars. However, investors should be aware that a depreciation of the value of the currencies in the countries in which the stocks underlying the Index are traded on an exchange versus the U.S. dollar may adversely affect the value of the Index (and thus the trading value of the Notes).

RELATIONSHIP OF THE NOTES AND THE ASIA TIGER 100(TM) INDEX

     The historical Asia Tiger 100(TM) Index values should not be taken as an indication of the future performance of the Index during the term of the Notes. While the trading prices of the stocks underlying the Index will determine the value of the Asia Tiger 100(TM) Index, it is impossible to predict whether the value of the Index will fall or rise. Trading prices of the stocks underlying the Asia Tiger 100(TM) Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock. You should refer to "-- Risk Factors Relating to Foreign Jurisdictions" below.

     The policies of the CBOE concerning additions, deletions and substitutions of the stocks underlying the Asia Tiger 100(TM) Index and the manner in which the CBOE takes account of certain changes affecting such underlying stock may affect the value of the Index. The policies of the CBOE with respect to the calculation of the Index could also affect the value of the Index. The CBOE may discontinue or suspend calculation or dissemination of the Asia Tiger 100(TM) Index or materially alter the methodology by which it calculates the Index. Any such actions could affect the value of the Notes. You should refer to "-- The Asia Tiger 100(TM) Index" below.

POSSIBLE ILLIQUIDITY OF SECONDARY MARKET

     We will apply to list the Notes on the CBOE. However, there can be no assurance as to whether there will be a secondary market in the Notes or if there were to be such a secondary market, whether such market would be liquid or illiquid. If the secondary market for the Notes is limited, there may be few buyers when you decide to sell your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive. There is currently no secondary market for the Notes.

FACTORS AFFECTING TRADING VALUE OF THE NOTES

     We believe that the value of the Notes in the secondary market will be affected by the value of the Index and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the value of the Index is less than, equal to, or not sufficiently above the Starting Value. The following paragraphs describe what we expect to be the impact on the market value of the Notes of a change in a specific factor, assuming all other conditions remain constant.

     Index Value. We expect that the market value of the Notes will likely depend substantially on the amount, if any, by which the current Index value, as reduced by the Adjustment Factor, exceeds the Starting Value. If you choose to sell your Notes when the value of the Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on that Index value because of expectations that the Index will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your Notes when the value of the Index is below the Starting Value, you can expect to receive less than the $10 principal amount per Unit of Notes. In general, rising Asian dividend rates (i.e., dividends per share) may increase the value of the Index, while falling Asian dividend rates may decrease the value of the Index. Political, economic and other developments that affect the stocks underlying the Index may also affect the value of the Index and the value of the Notes. The effect of the current Index value on the market value of the Notes will likely
decrease significantly over time during the      -month Calculation Period
because a portion of the Adjusted Ending Value will be determined on each of the Calculation Days during such period.

     United States Interest Rates. Because the Notes repay, at a minimum, the principal amount at maturity, we expect that the trading value of the Notes will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the Notes may be adversely affected. If U.S. interest rates decrease, the trading value of the Notes may be favorably affected. Interest rates may also affect the U.S. economy and, in turn, the value of the Index, which (for the reasons discussed above) would affect the value of the Notes. Rising U.S. interest rates may lower the value of the Index and, thus, the Notes. Falling U.S. interest rates may increase the value of the Index and, thus, the Notes.

     Asian Interest Rates. Interest rates in the Asian countries represented in the Index may affect the economies of those countries and, in turn, the value of the Index, which (for the reasons discussed above) would affect the value of the Notes. In general, rising interest rates in such Asian countries may lower the value of the Index and the Notes. Falling interest rates in such Asian countries may increase the value of the Index and the Notes. In general, and assuming that all other relevant factors are held constant, we expect that the effect of any change in Asian interest rates on the trading value of the Notes will not be as great as the effect of an equivalent change in U.S. interest rates.

     Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases, the trading value of the Notes may be favorably affected. If the volatility of the Index decreases, the trading value of the Notes may be adversely affected. The effect of the volatility of the Index on the market value of the Notes is likely to decrease over time during the Calculation Period because a portion of
the Adjusted Ending Value will be determined on the      of each month during
such      -month period.

     Time Remaining to Maturity. The Notes may trade at a value above that which would be expected based on the level of interest rates and the Index. Any such difference will reflect a "time premium" resulting from expectations
concerning the value of the Index during the      -month Calculation Period
prior to the maturity of the Notes. However, as the time remaining to the
maturity of the Notes decreases, particularly during the      -month Calculation
Period, this time premium may decrease, adversely affecting the trading value of the Notes.

     Dividend Yields. If dividend yields on the underlying stocks comprising the Index increase, we expect that the value of the Notes may be adversely affected, since the Index does not incorporate the value of such payments. Conversely, if dividend yields on the stocks comprising the Index decrease, the value of the Notes may be favorably affected.

     Company Credit Ratings, Financial Condition and Results. Actual or anticipated changes in the Company's credit ratings, financial condition or results may affect the market value of the Notes.

     Economic Conditions and Earnings Performance of Underlying Companies. General economic conditions and the earnings results of the companies whose common stocks comprise the Index and real or anticipated changes in such conditions or results may affect the value of the Index and the market value of the Notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the Notes attributable to another factor, such as an increase in the Index value.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

RISK FACTORS RELATING TO FOREIGN JURISDICTIONS

     Investment in securities indexed to the value of Asian equity securities involves a high degree of risk. Asian securities markets have been extremely volatile and have experienced significant declines recently. A decline in any one market may cause a similar decline in one or more other markets. Countries reflected in the Index have experienced economic difficulties over at least the last year which have adversely affected, and could continue to adversely affect the stock prices of companies included in the Index. (References to countries in this Prospectus Supplement include Hong Kong, which is a Special Administrative Region of the People's Republic of China.) Individual companies in each of the constituent countries underlying the Index, particularly those with significant indebtedness or costs denominated in U.S. dollars or other foreign currencies, may have financial difficulties and may be unable or unwilling to meet their financial obligations. There can be no assurances that the stocks traded on the Index Exchanges (as defined below) in general, or that the value of the stocks underlying the Index in particular, will not continue to decline, thereby reducing the value of the Index and the Notes purchased by investors.

     Certain of the Index Exchanges may have adopted certain measures intended to limit short-term price fluctuations. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. Investors should also be aware that certain of the Index Exchanges may suspend the trading of individual stocks in certain limited and extraordinary circumstances. As a result, variations in the Index may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Index which may, in turn, adversely affect the value of the Notes or result in the occurrence of a Market Disruption Event. Government or government-related entities in certain jurisdictions may also intervene in various ways in local equity markets. Such intervention or its cessation can affect the value of securities in such jurisdictions and the value of the Index and the Notes.

     Since July 1997, each of the currencies of Indonesia, the Philippines, the Republic of Korea and Thailand has lost at least 30% of its value, measured against the U.S. dollar. Each of the currencies of Singapore and Taiwan also has experienced significant declines during the past fourteen months. In response to these reductions in value, the governments of these constituent countries have taken certain measures to stabilize their currencies, including in some cases raising official interest rates, reducing domestic spending and implementing other austerity measures. In Indonesia, the Republic of Korea and Thailand, the International Monetary Fund (the "IMF") has intervened in an effort to help stabilize these countries' economies. In return, the IMF has imposed or sought to impose certain stringent economic controls on Indonesia, the Republic of Korea and Thailand. These controls may directly or indirectly adversely affect in the near term future performance of one or more companies whose stock is among the stocks underlying the Index. To the extent that the IMF does not proceed or is delayed in making loans to Indonesia, the Republic of Korea or Thailand, any such country's economy, currency and stock market could experience further significant declines. The currency fluctuations, as well as high interest rates in certain countries represented in the Index, such as Hong Kong, have adversely affected economic growth in those countries and in other countries and jurisdictions in Asia generally, and may continue to do so. Such currency fluctuations and high interest rates also could adversely affect the issuers of stocks underlying the Index in reducing the availability of credit or other financing sources. These developments also could have a material adverse effect on the price of each underlying stock and on the value of the Notes.

     As compared to United States securities markets, Asian securities markets may be affected by different factors and developments or in different ways based on comparable factors and developments. Prices of the stocks underlying the Index are subject to political, economic, financial, exchange rate and social factors that apply in each relevant issuer's country as well as in other constituent countries in which such issuer does business (or in which its principal trading partners do business). Stock and currency market volatility and market developments in one or more Asian countries may cause volatility or a decline in other Asian countries. The continuing weakness of the Japanese economy and the recent depreciation of the Japanese yen against the U.S. dollar, for example, have increased the uncertainty of the economic stability in Asia in general. Considerations with respect to each country and the approximate percentage of the Index (as of September 9, 1998) represented by each such country are set forth below.

     Hong Kong (40% of Index). Hong Kong stocks have experienced a significant decline since July 1, 1997 (approximately 48% as of September 10, 1998, as measured by the Hang Seng Index). In addition, continuing sales of Hong Kong securities by foreign investors and subsequent repatriation of the proceeds of such sales could adversely affect the foreign currency reserves held by financial institutions in Hong Kong and the ability of Hong Kong companies to raise capital. Moreover, commencing on August 14, 1998, the government of Hong Kong has used its foreign currency reserves to purchase securities listed on the Stock Exchange of Hong Kong. While such purchases by the government had the short-term effect of raising the stock prices in Hong Kong, no assurances can be given that such purchases by the government will continue or will be sustainable, and no assurances can be given as to the future positive effects, if any, of such purchases on the Hong Kong securities markets. Recent fluctuations in the value of certain Asian currencies in relation to the Hong Kong dollar (the "HKD") could have a material adverse effect on Hong Kong's economy, as well as on the securities underlying the Index that are listed on the Stock Exchange of Hong Kong. The value of the HKD is pegged to the value of the U.S. dollar at approximately HKD 7.80 to U.S.$1.00. The HKD has been the subject of heavy speculation by currency traders and has required support from Hong Kong's central bank, including keeping interest rates artificially high. Although Hong Kong continues to have significant U.S. dollar reserves, there is concern that the Hong Kong government may decide not to maintain the HKD/U.S. dollar peg and allow the HKD to devalue against the U.S. dollar in the future. Any such devaluation could have a negative effect on the economic growth of Hong Kong and of the entire Asian region. In July 1997, Hong Kong became a Special Administrative Region of the People's Republic of China. Although the Sino-British Joint Declaration on the Question of Hong Kong and the Basic Law of Hong Kong provide that Hong Kong will have a high degree of autonomy and enjoy executive, legislative and independent judicial power, no assurances can be given as to the continuation of free market economic policies on which Hong Kong's past economic success has in large part been based. Developments in the People's Republic of China have, from time to time, affected Hong Kong's economic growth and stability.

     Taiwan (26% of Index). Taiwanese stocks have experienced a significant decline since July 1, 1997 (approximately 25% as of September 10, 1998, as measured by the Taiwan Weighted Index). In addition, there have been public reports in the past that the Taiwan Stock Exchange has experienced problems such as market manipulation, insider trading and payment defaults. The recurrence of these or similar problems could adversely affect the market price and liquidity of the securities of the Taiwanese companies, both in the Taiwan and in the international markets. The Taiwan dollar has experienced a significant decline in value relative to the U.S. dollar since July 1, 1997 (approximately 20% as of September 10, 1998). The Taiwanese economy and the stocks underlying the Index that are Taiwanese are subject to particular volatility in the event of currency fluctuations, because approximately 55% of Taiwan's exports are to other Asian countries. Moreover, Taiwanese industries depend heavily on imported oil and raw materials, and a currency devaluation will mean higher operating costs and lower profits for many Taiwanese companies.

     Singapore (13% of Index). Singaporean stocks have experienced a significant decline since July 1, 1997 (approximately 55% as of September 10, 1998, as measured by the Straits Times Index). The Singapore dollar has experienced a decline in value relative to the U.S. dollar since July 1, 1997 (approximately 17% as of September 10, 1998). No assurances can be given as to the value of the Singapore dollar, the value of Singapore securities or the strength of Singapore's economy as compared to other Asian nations' markets generally.

     Republic of Korea (10% of Index). Korean stocks have experienced a significant decline since July 1, 1997 (approximately 55% as of September 10, 1998, as measured by the Seoul Composite Index). The Republic of Korea has significant foreign debt, the default of which could have a material adverse effect on its economy. The Korean won has experienced a significant decline in value relative to the U.S. dollar since July 1, 1997 (approximately 35% as of September 10, 1998). In order to partially address the liquidity and credit crisis and the adverse economic situation in the Republic of Korea, its government reached an agreement with the IMF on a financial aid package on December 3, 1997. Subject to the terms and conditions of the IMF financial aid package, the Republic of Korea will receive loans in an aggregate amount of approximately $58 billion from the IMF, the World Bank, the Asia Development Bank and from the governments of certain countries. There are strict conditions to the availability of loans under the IMF financial aid package. There can be no assurance that such conditions will be satisfied or that such loans will be available or adequate. If such conditions are not satisfied and consequently loans and other financial support under the IMF financial aid package are not available, the Republic of Korea and, indirectly, financial institutions and companies in the Republic of Korea would lose an important source of foreign currency borrowings that may be used to service external debt. Furthermore, further declines in liquidity and availability of credit, further deterioration in the Republic of Korea's economy and increased downward pressure on the value of the won could result. In such circumstances, there can be no assurance that the Republic of Korea and the other Republic of Korean borrowers will be able to pay their debts as they become due. In light of the recent events affecting the Republic of Korea and the stringent conditions of the IMF financial aid package, the government of the Republic of Korea has announced that it anticipates that several indicia of the Republic of Korea's economic performance will worsen in 1998 compared to 1997. For example, the Republic of Korea's gross domestic product is expected to contract by 4% in 1998 compared to growth of 5.5% in 1997 and the consumer price index is expected to increase by slightly below 10% in 1998 compared to 4.5% in 1997. Actual performance of the economy could vary from these expected rates. As a result of the expected general contraction of the economy, the unemployment rate is expected to increase significantly in the near- to medium-term. Further economic decline may lead to continued bankruptcies of large Korean publicly traded companies given the country's large foreign debt, much of which is U.S. dollar-denominated. The combination of these circumstances could negatively affect the Korean securities markets generally and the stocks underlying the Index that are listed on the Korean Stock Exchange.

     Philippines (5% of Index). Philippine stocks have experienced a significant decline since July 1, 1997 (approximately 61% as of September 10, 1998, as measured by the PSE Composite Index). The Philippine peso has experienced a significant decline in value relative to the U.S. dollar since July 1, 1997 (approximately 40% as of September 10, 1998). The combination of a slowdown of economic activity and the decline in the market value of the Philippine peso could negatively affect the Philippine securities markets generally and the stocks underlying the Index that are listed on the Philippine Stock Exchange.

     Indonesia (3% of Index). Indonesian stocks have experienced a significant decline since July 1, 1997 (approximately 55% as of September 10, 1998, as measured by the Jakarta Composite Index). At the date hereof the Indonesian economy remains very unstable. It has been reported that as much as $85 billion in business capital has fled the country as a result of the violence directed against ethnic Chinese in the spring of 1998. Indonesia is a major oil exporter and has also been adversely affected by the recent decline in world oil prices. Interest rates have increased (to support the currency) and there have been delays in infrastructure development in order to improve Indonesia's current account and fiscal position. As of July 1998, the country had approximately $129 billion in foreign debt. Indonesia has negotiated a $43 billion bailout package with the IMF, about $4.9 billion of which has been disbursed through August 1998. The terms and conditions of the IMF loan require certain cost reductions that may have a material adverse effect on the Indonesian economy in the near future. This has caused continued volatility in the Indonesian rupiah, which has experienced a significant decline in value relative to the U.S. dollar since July 1, 1997 (approximately 80% as of September 10, 1998). The economic crisis contributed to the civil unrest that took place in May 1998, which eventually led to the installation of a new president, B.J. Habibie, on May 21, 1998. Continued economic and political instability in Indonesia could lead to continuing social unrest in the country and adversely impact the economy and the value of equity securities.

     Thailand (3% of Index). Thai stocks have experienced a significant decline since July 1, 1997 (approximately 59% as of September 10, 1998, as measured by the SET Index) and there can be no assurance that it will not decline further or continue to be volatile. The stock price decline and volatility could adversely affect the Thailand securities markets generally and the stocks underlying the Index that are listed on the Stock Exchange of Thailand. The Thai baht has experienced a significant decline in value relative to the U.S. dollar since July 1, 1997 (approximately 37% as of September 10, 1998). The Thai government abandoned its long time link between the baht and the U.S. dollar in July 1997. The Thai economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rates of inflation, and capital reinvestment. Thailand received a $17 billion loan package from the IMF in 1997. The terms and conditions of the IMF loan require certain cost reductions that are expected to have a material adverse effect on the Thai economy in the near future. Among other things, increased currency reserve requirements pursuant to the IMF loan agreements have created a liquidity crisis which may cause additional failures of financial institutions. No assurances can be given as to the positive effect, if any, of the IMF bailout or the stringent guidelines imposed by the IMF. The withholding of funds by the IMF due to a failure to implement IMF guidelines or for any other reason could have a material adverse effect on the Thai economy and securities markets. Demand for domestic goods is expected to continue to decrease for the near term thereby reducing growth prospects for many of the country's key industries including automobiles, durable goods and real estate.

AFFILIATION OF THE COMPANY AND CALCULATION AGENT

     Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Adjusted Ending Value and the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. In particular, the Calculation Agent will have the discretion to determine that a Market Disruption Event has occurred based on events that take place in any one of the many U.S. and international securities exchanges on which Asian stocks and related derivative securities trade. You should refer to "Description of the Notes -- Market Disruption Events", "-- Discontinuance of the Asia Tiger 100(TM) Index" and "-- Alteration of Method of Calculation" below. Salomon Smith Barney, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Index values that the Calculation Agent may be required to make prior to their dissemination. Salomon Smith Barney is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. Salomon Smith Barney may also engage in certain activities in connection with hedging the Company's obligation under the Notes. You should refer to "Use of Proceeds and Hedging" in the accompanying Prospectus.

PURCHASES AND SALES BY AFFILIATES OF THE COMPANY

     The Company, Salomon Smith Barney and other affiliates of the Company may from time to time buy or sell the stocks underlying the Index or derivative instruments related to the Index for their own accounts in connection with their normal business practices or in connection with hedging the Company's obligations under the Notes. These transactions could affect the price of such stocks or the value of the Index.

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES

     Because the Notes will be treated as contingent payment debt obligations of the Company, and because by accepting a Note holders thereof agree to this treatment of the Notes, U.S. holders of a Note will be required to include original issue discount for U.S. federal income tax purposes ("Tax OID") in their gross income on a constant yield basis over the term of such Note. Such Tax OID will be includible in a U.S. holder's gross income for U.S. federal income tax purposes (as ordinary income) over the life of the Note, even though no payments are to be made on the Note except at maturity. The amount of Tax OID is calculated based (in part) on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual amount payable at maturity. Furthermore, if the amount actually paid at maturity is, in fact, less than the assumed amount payable at maturity, a U.S. holder will have recognized taxable income in periods prior to maturity that exceed such holder's economic income from the holding of the Note during such periods (with an offsetting ordinary loss at the maturity of the Note). A U.S. holder will also be required to treat any gain recognized upon a sale of a Note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

OTHER CONSIDERATIONS

     If a bankruptcy proceeding is commenced in respect of the Company, the claim of a holder of Notes may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the principal amount of such Notes plus a Supplemental Redemption Amount, if any, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.
                            ------------------------

     We suggest that prospective investors who consider purchasing the Notes reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Offered Securities") supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Notes is qualified in its entirety by reference to the Senior Debt Indenture referred to in the Prospectus.

GENERAL

     The Principal-Protected Equity Linked Notes based upon the Asia Tiger 100(TM) Index (the "Notes") are a series of Debt Securities issued under the Senior Debt Indenture described in the accompanying Prospectus. The aggregate
principal amount of Notes issued will be limited to $     (     Units). The
Notes will mature on      , 2005, will constitute part of the senior debt of the
Company and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Notes will be issued only in fully registered form and in denominations of $10 (one Unit) and integral multiples thereof.

     The "Trustee" under the Senior Debt Indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the Senior Debt Indenture under which The Bank of New York serves as Trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in the Bank of New York Indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references in the accompanying Prospectus should be read accordingly.

     Reference is made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes and of the Senior Debt Indenture under which the Notes will be issued.

INTEREST

     No interest is payable on the Notes or the principal amount thereof, other than in connection with a default on payment at maturity or to the extent that the Supplemental Redemption Amount exceeds zero and is deemed to be an interest payment.

REDEMPTION; DEFEASANCE

     The Notes are not subject to redemption by the Company or at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying Prospectus under "Description of Debt
Securities -- Defeasance".

PAYMENT AT MATURITY

     At maturity (including as a result of acceleration or otherwise), a holder of a Note will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, determined as provided below. If the Adjusted Ending Value does not exceed the Starting Value, the holder of a Note will be entitled to receive only the principal amount thereof. The principal amount will equal $10 per Unit of Notes.

DETERMINATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT

     The Supplemental Redemption Amount for each Unit of Notes ($10 principal amount) will be determined by the Calculation Agent and will equal:

               Adjusted Ending Value - Starting Value
  $10 X    ------------------------------------------------
                           Starting Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. As indicated in the formula above, the Supplemental Redemption Amount for the Notes will be calculated using the principal amount of the Notes.

     The "Adjusted Ending Value" will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the closing values of the Index on
each of the      Calculation Days during the Calculation Period, multiplied by the Adjustment Factor. If the of any month during the Calculation Period is not a Calculation Day because it is not an Index Business Day or due to the occurrence of one or more Market Disruption Events, then the Index value for that month of the Calculation Period will equal the closing value of the Asia Tiger 100(TM) Index determined on the next Index Business Day on which no Market Disruption Event exists, except that if , 2005 is not a Calculation Day for any reason, then the Index value for , 2005 will equal the closing value of the Asia Tiger(TM) Index determined on the immediately preceding Index Business Day on which no Market Disruption Event exists.

     The "Adjustment Factor" will equal      % per annum, and will be applied
pro rata on a daily basis to reduce the value of the Index during the term of the Notes. We will determine the Adjustment Factor on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes. The Adjustment Factor is expected to be between 1.25% and 1.75% per annum. As a result of its application, the Adjusted Ending Value used to calculate the Supplemental Redemption Amount at the stated maturity of the Notes is expected to be 8.42% to 11.63% less than the actual
average of the Index values on the      Calculation Days during the Calculation
Period. If the Adjusted Ending Value is calculated with respect to a date earlier than the stated maturity of the Notes, the Adjustment Factor will be reduced pro rata to reflect the number of days elapsed between the Pricing Date and such date.

     The "Starting Value" will equal the closing value of the Index on the Pricing Date. We will determine the Starting Value on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes.

     The "Calculation Period" means the period from and including the date that is expected to be between 60 and 84 months prior to the maturity date to but excluding the maturity date. We will determine the Calculation Period on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes. A "Calculation Day" means the of each month during the Calculation Period, provided that such day is an Index Business Day and no Market Disruption Event has occurred on such day.

     For purposes of determining the Adjusted Ending Value, an "Index Business Day" is a day on which the New York Stock Exchange (the "NYSE"), the CBOE and each of the Index Exchanges (as defined below) are open for trading and the Index or any Successor Index, as defined below, is calculated and published. The Calculation Agent may, in its discretion, add to (or delete from) the definition of Index Business Day any other major U.S. or international exchange which commences to serve (or ceases to serve) as the primary exchange upon which a stock underlying the Index trades or as an exchange upon which a futures contract, an option on a futures contract or an option contract relating to the Index trades. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall be conclusive for all purposes and binding on the Company and beneficial owners of the Notes, absent manifest error.

HYPOTHETICAL RETURNS

     The following table illustrates, for a range of hypothetical average values
of the Index during the      -month Calculation Period and based upon a
hypothetical Starting Value of 128.42 and a seven-year maturity for the Notes,
(i) the hypothetical Adjusted Ending Value used to calculate the Supplemental Redemption Amount; (ii) the percentage change from the hypothetical Starting Value to the hypothetical Adjusted Ending Value; (iii) the hypothetical total amount payable per Note; (iv) the hypothetical total rate of return on the Notes; (v) the hypothetical pretax annualized rate of return on the Notes; and
(vi) the hypothetical pretax annualized rate of return of the stocks underlying the Index (which includes an assumed aggregate dividend yield of 2.00% per annum, as more fully described below). The calculations in this table assume an Adjustment Factor of 1.50% per annum (or 10.0391% over the term of the Notes), the midpoint of the expected range of 1.25% to 1.75%.

    HYPOTHETICAL                          PERCENTAGE CHANGE       TOTAL AMOUNT
    AVERAGE INDEX        HYPOTHETICAL     OF ADJUSTED ENDING   PAYABLE AT MATURITY   TOTAL RATE OF
  VALUE DURING THE         ADJUSTED         VALUE OVER THE      PER $10 PRINCIPAL      RETURN ON
CALCULATION PERIOD(2)   ENDING VALUE(1)     STARTING VALUE       AMOUNT OF NOTES       THE NOTES
---------------------   ---------------   ------------------   -------------------   -------------
       109.16                98.20              -23.53%              $10.00               0.00%
       115.58               103.97              -19.04%              $10.00               0.00%
       122.00               109.75              -14.54%              $10.00               0.00%
       128.42(5)            115.53              -10.04%              $10.00               0.00%
       134.84               121.30               -5.54%              $10.00               0.00%
       141.26               127.08               -1.04%              $10.00               0.00%
       147.68               132.86                3.45%              $10.35               3.45%
       154.10               138.63                7.95%              $10.80               7.95%
       160.53               144.41               12.45%              $11.25              12.45%
       166.95               150.19               16.95%              $11.69              16.95%
       173.37               155.96               21.45%              $12.14              21.45%
       179.79               161.74               25.95%              $12.59              25.95%
       186.21               167.52               30.44%              $13.04              30.44%
       192.63               173.29               34.94%              $13.49              34.94%
       199.05               179.07               39.44%              $13.94              39.44%
       205.47               184.84               43.94%              $14.39              43.94%
       211.89               190.62               48.44%              $14.84              48.44%
       218.31               196.40               52.93%              $15.29              52.93%
       224.74               202.17               57.43%              $15.74              57.43%

    PRETAX             PRETAX ANNUALIZED
ANNUALIZED RATE        RATE OF RETURN ON
 OF RETURN ON          STOCKS UNDERLYING
 THE NOTES(3)           THE INDEX(3)(4)
---------------        -----------------
      0.00%                  -0.31%
      0.00%                   0.50%
      0.00%                   1.27%
      0.00%                   2.00%
      0.00%                   2.70%
      0.00%                   3.38%
      0.49%                   4.02%
      1.10%                   4.64%
      1.68%                   5.24%
      2.25%                   5.81%
      2.79%                   6.37%
      3.32%                   6.91%
      3.83%                   7.43%
      4.32%                   7.93%
      4.80%                   8.42%
      5.27%                   8.90%
      5.72%                   9.36%
      6.16%                   9.81%
      6.58%                  10.25%

---------------
(1) The actual average Index value, for purposes of calculating the Supplemental Redemption Amount at stated maturity, will be equal to the average of the
    Index values on each of the Calculation Days during the   -month Calculation
    Period. The Calculation Period is expected to be between 60 and 84 months prior to maturity.

(2) The actual Adjusted Ending Value, for purposes of calculating the Supplemental Redemption Amount at stated maturity, will be equal to the actual average Index value reduced by the Adjustment Factor.

(3) These annualized rates of return are calculated on a semi-annual bond-equivalent basis.

(4) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Index with the allocation of such amounts reflecting the relative weights of such stocks in the Index; (ii) a constant dividend yield of 2.00% per annum, paid quarterly from the date of initial delivery of Notes, applied to the value of the Index at the end of each such quarter assuming such value increases or decreases linearly from the Starting Value to the hypothetical Index value during the Calculation Period; (iii) no transaction fees or expenses; (iv) a seven-year maturity of the Notes from date of issue; and (v) a final Index value equal to the hypothetical average Index value during the Calculation Period.

(5) The Hypothetical Starting Value. For purposes of this illustration, the Starting Value is assumed to be the Index value on September 10, 1998. The actual Starting Value will equal the Closing value of the Index on the Pricing Date, and will be disclosed in the final Prospectus Supplement delivered to you in connection with the sale of the Notes.

     The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the total and pretax rate of return resulting therefrom will depend entirely on the Starting Value, the actual Adjusted Ending Value and the actual Adjustment Factor determined by the actual Calculation Agent as provided herein. In particular, the actual Adjusted Ending Value could be lower or higher than those reflected in the table. Historical data regarding the Asia Tiger 100(TM) Index is included in this Prospectus Supplement under "The Asia Tiger 100(TM) Index -- Historical Data on the Index".

MARKET DISRUPTION EVENTS

     "Market Disruption Event" means any of the following events, as determined by the Calculation Agent:

          (a) The suspension or material limitation of trading in 20% or more of the underlying stocks which then comprise the Index or any Successor Index, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the primary exchange on which each such stock is traded.

          (b) The suspension or material limitation, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) on any major U.S. or international exchange in futures contracts, options on futures contracts or options contracts related to the Index, any Successor Index, any stocks underlying the Index or any Index Exchanges.

          (c) The unavailability, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the Index or any Successor Index or in respect of futures contracts, options on futures contracts or options contracts traded on any major U.S. or international exchange related to the Index, any Successor Index, any stocks underlying the Index or any Index Exchanges.

     For purposes of determining whether a Market Disruption Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to discontinue permanently trading in the relevant futures or options contract will not constitute a Market Disruption Event and (3) any suspension in trading in a futures or options contract on the Index or any Successor Index by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts, will constitute a Market Disruption Event, notwithstanding that such suspension or material limitation is less than two hours. Under certain circumstances, the duties of Salomon Smith Barney as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of Salomon Smith Barney as an affiliate of the issuer of the Notes.

DISCONTINUANCE OF THE ASIA TIGER 100(TM) INDEX

     If the CBOE discontinues publication of the Asia Tiger 100(TM) Index and the CBOE or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to hereinafter as a "Successor Index"), then the Adjusted Ending Value shall be determined by reference to the value of such Successor Index using the methodology described above under "Determination of the Supplemental Redemption Amount".

     Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice thereof to be furnished to the Company and the Trustee, who shall provide notice thereof to the holders of the Notes.

     If the CBOE discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any Calculation Day, the value to be substituted for the Index for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for such Calculation Day in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

     If the CBOE discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Index Business Day until the earlier to occur of (a) the determination of the Adjusted Ending Value and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The

Calculation Agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

     If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Asia Tiger 100(TM) Index as described above, such Successor Index or value shall be substituted for the Asia Tiger 100(TM) Index for all purposes, including for purposes of determining whether an Index Business Day occurs or a Market Disruption Event exists. Notwithstanding these alternative arrangements, discontinuance of the publication of the Asia Tiger 100(TM) Index may adversely affect the value of the Notes.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Asia Tiger 100(TM) Index or a Successor Index, or the value thereof, is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Adjusted Ending Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index or such Successor Index as if changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such Index or such Successor Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in such Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of such Index as if it had not been modified (e.g., as if such split had not occurred).

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying Prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the principal amount plus the Supplemental Redemption Amount, if any, calculated as though the maturity date of the Notes were the date of early repayment. See
"-- Determination of the Supplemental Redemption Amount" above. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Note plus an additional amount of contingent interest calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

     In case of default in payment at the maturity date of the Notes (whether at their stated maturity or upon acceleration), from and after the maturity date the Notes shall bear interest, payable upon demand of the beneficial owners
thereof, at the rate of      % per annum on the unpaid amount due and payable on
such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

BOOK-ENTRY SYSTEM

     Upon issuance, all Notes will be represented by one or more fully-registered global securities (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of the Depositary, and registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Accountholders in the Euroclear or Cedel Bank clearance systems may hold beneficial interests in the Notes through the accounts each such system maintains as a participant in the Depositary.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the NYSE, The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the Commission.

     A further description of the Depositary's procedures with respect to the Global Notes is set forth in the Prospectus under "Description of Debt Securities -- Global Notes". The Depositary has confirmed to the Company, the Underwriter and the Trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriter in same-day funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in same-day funds so long as the Notes are maintained in book-entry form.

CALCULATION AGENT

     The Calculation Agent for the Notes will be Salomon Smith Barney. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the Notes. Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Adjusted Ending Value and the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "-- Market Disruption Events", "-- Discontinuance of the Asia Tiger 100(TM) Index" and "-- Alteration of Method of Calculation" above. Salomon Smith Barney is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

                          THE ASIA TIGER 100(TM) INDEX

GENERAL

     Unless otherwise stated, all information herein and elsewhere in this Prospectus Supplement regarding the Index and the CBOE is derived from the CBOE or from publicly available sources. Such information reflects the policies of the CBOE as provided by such sources and such policies are subject to change by the CBOE. Neither the Company nor the Underwriter takes any responsibility for the accuracy or completeness of such information.

     The Index was designed by and will be maintained by the CBOE in its sole discretion. The Index currently is comprised of 86 stocks chosen by the CBOE of companies domiciled in certain Asian countries (which may be changed subject to certain conditions and criteria), which are listed and traded on the principal stock exchange for each country. The stocks underlying the Index were selected by the CBOE to have among the highest capitalizations (in U.S. dollar terms) of stocks listed and traded on such Index Exchanges. On September 9, 1998, the CBOE removed all Malaysian stocks from the Index. For that reason, the Index will be comprised of 86 rather than 100 stocks until additional stocks from other Asian countries are added and the Index is rebalanced at the end of September 1998. A list of the stocks underlying the Index as of the date hereof is attached as Appendix B hereto.

     As of the date hereof, the countries in which the stocks underlying the Index are traded on an exchange are Hong Kong, Taiwan, the Republic of Korea, Thailand, Indonesia, the Philippines and Singapore. The CBOE may from time to time change the composition of the constituent countries.

     "Index Exchanges" means certain stock exchanges or trading facilities in the constituent countries on which the stocks comprising the Index are listed and traded from time to time as determined by the CBOE. As of the date hereof, the Index Exchanges are: for Hong Kong, the Stock Exchange of Hong Kong; for Taiwan, the Taiwan Stock Exchange; for Singapore, the Stock Exchange of Singapore; for the Republic of Korea, the Korea Stock Exchange; for Indonesia, the Jakarta Stock Exchange; for the Philippines, the Philippine Stock Exchange; and for Thailand, the Stock Exchange of Thailand.

     The stocks comprising the Index are viewed by the CBOE as representative of the composition of the broader equity markets in each of the constituent countries. The total capitalization of the stocks underlying the Index on September 2, 1998 (prior to the removal of all Malaysian stocks from the Index) was approximately $338 billion.(1) The average capitalization of the stocks underlying the Index on that date was approximately $3.38 billion. The individual market capitalization of the stocks underlying the Index ranged from approximately $178 million to $38 billion on September 2, 1998. These stocks had average daily U.S. dollar trading volume in 1997 ranging from $146 million to $38 billion.

     The Index is a modified capitalization-weighted index. Accordingly, as of the date of commencement of the Index and each rebalancing date, each stock underlying the Index is expected to be assigned a stock weight determined by the CBOE reflecting the market value of shares listed on the relevant Index Exchange relative to the market value of other stocks underlying the Index for the relevant constituent country. Additionally, the Index weights each constituent country based on the relative size of its Index Exchange (in U.S. dollar terms) in relation to those of the other constituent countries. The CBOE believes this design gives the Index significant coverage of the countries' largest and most liquid stocks and enables the Index to serve as a proxy for the stock portfolios held by foreign investors in these countries. The Index base value was set to equal 200 on November 17, 1997.

     THE INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN BASED ON THE SUPPLEMENTAL REDEMPTION AMOUNT WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM FOR A PERIOD EQUAL TO THE MATURITY OF THE NOTES.

---------------

(1)All values are expressed in U.S. dollars at the prevailing exchange rates on September 2, 1998.

STOCK SELECTION CRITERIA

     Stocks selected in the Index include some of the highest capitalization stocks of a constituent country that are available to foreign investors and that are actively traded. The stock selection criteria include the following: (1) the minimum market value of the stock underlying the Index listed on the Index Exchange during the past year must have been greater than $200 million; (2) the minimum dollar trading value of turnover of the underlying stock during such past year must have been $100 million; (3) the minimum monthly trading value of the underlying stock in any month during such past year must have been greater than $5 million; (4) the underlying stock must have traded on at least 95% of the trading days of the relevant constituent country during the past year; and
(5) at least 20% of a company's total outstanding shares (whether traded on the Index Exchange or otherwise) must be available to foreign investors, as determined by CBOE after taking into account applicable laws, stock exchange regulations and cross-holding limitations (collectively, the "Stock Selection Criteria").

COMPUTATION AND DISSEMINATION OF THE INDEX

     While the CBOE currently employs the following methodology to calculate the Index, no assurance can be given that the CBOE will not modify or change such methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to beneficial owners of Notes upon maturity or otherwise.

     The daily calculation of the Index is computed with the use of an "Index Divisor". In order to maintain continuity in the Index in the event of certain changes due to non-market factors affecting the stocks underlying the Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the Index Divisor used in calculating the Index will be adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Index and in order that the level of the Index immediately after such change will equal the value of the Index immediately prior to such change. Thereafter, the Index Divisor will remain the same until a further adjustment is necessary as the result of another change, or until the next rebalancing date. The value of the Index will be calculated by CBOE and disseminated once each Index Calculation Day (as defined below) based on the most recent closing prices of the stocks underlying the Index quoted by the relevant Index Exchanges prior to the opening of trading in the U.S. via the Options Price Reporting Authority or the Consolidated Tape Association. In the event that an underlying stock does not trade on a given day, the previous day's last sale price will be used for purposes of calculating the Index. The CBOE is under no obligation to continue the calculation and/or the dissemination of the Index.

     In calculating the Index, the CBOE will value the stocks underlying the Index based upon the closing prices on the relevant Index Exchange. The CBOE will value such underlying stocks on each Index Calculation Day in U.S. dollars using the cross-rate to the U.S. dollar of the currency of the appropriate constituent country. Bloomberg's Composite New York rates, or comparable rates from a nationally recognized source, quoted at 7:00 a.m. Chicago time will be used to convert the prices of stocks underlying the Index from the respective currencies to U.S. dollars. If there are several quotes at 7:00 a.m. for any currency, the first quoted rate in that minute will be used to calculate the Index. In the event that there is no Bloomberg exchange rate for a constituent countries currency at 7:00 a.m., underlying stocks will be valued at the first U.S. dollar cross-rated quoted by Bloomberg or from a nationally recognized source prior to 7:00 a.m.

     "Index Calculation Day" means any day that the Index or Successor Index is calculated and published by the CBOE (or by another entity as described under "Description of the Notes -- Discontinuance of the Index").

INDEX MAINTENANCE AND REBALANCING

     Country weights are based upon the relative capitalization of the relevant Index Exchange, in U.S. dollar terms, compared to other Index Exchanges at the time the Index was established and will be determined annually in March of each year, subject to availability of information. Calculations will be made as of the last trading day for the relevant Index Exchange of the prior year. Country weights will be rounded to the nearest 2% based on the International Federation of Stock Exchanges month-end market value calculations used in the country rebalancing. There will be a 4% limit on the change that will be made to any country weight at rebalancing so that a single year's aberration for a particular market does not improperly affect the Index. When required to make the country weights sum up to 100% due to rounding, the country weight that normally would be rounded up (down) will be rounded down (up) if the weight is the closest to the midpoint between two weights. Country weights are capped at 40% for the largest constituent country (currently Hong Kong) and at 15% for constituent countries with which the CBOE does not have an effective surveillance sharing agreement. Currently, the CBOE has surveillance sharing agreements with Hong Kong and Taiwan.

     The CBOE will determine in its sole discretion after consultation with the SEC whether to add or delete a constituent country in the Index. In addition, the CBOE may determine to maintain the country weight of an constituent country at no more than 2% level after its calculated country weight has fallen below 1%. The CBOE in its discretion may retain a constituent country whose weight falls below 1% in the Index. In either of the above cases, the weights of the other countries will be adjusted accordingly on a pro rata basis. The CBOE's determinations will be based on its perceptions of the market's openness to foreign investors, the current level of foreign investment in the country, and other factors. Once a country's weight is determined, the individual stocks within a market will be selected based on the Stock Selection Criteria. The CBOE anticipates that the number of stocks underlying the Index for any constituent country will approximately equal the relevant country weight.

     Stock weights will be determined initially by the CBOE based on relative capitalization of stocks underlying the Index for a constituent country. Stock weights will be rebalanced by the CBOE semi-annually in March and September of each year, also subject to availability of information. Calculations will be made as of the date of rebalancing. In connection with rebalancing, eligible stocks will be ranked by capitalization in the relevant market on the date of the rebalancing. The CBOE will select stocks based on the Stock Selection Criteria, market capitalization of the company and a stock's liquidity. Each underlying stock selected by the CBOE will then be assigned a stock weight, determined by the CBOE, reflecting its capitalization on the relevant Index Exchange relative to the capitalization of other underlying stocks for the relevant constituent country as of such date. In addition, the stock weight will also be adjusted on each rebalancing date, such that the total value of the stocks underlying the Index for each country in the Index is consistent with the most recently determined country weight for such country. The stocks underlying the Index may need to be replaced in between rebalancings due to corporate, governmental or regulatory actions or when the stock no longer meets the Stock Selection Criteria. In such cases, the CBOE will generally replace a particular underlying stock with a stock from a replacement list of stocks maintained by the CBOE. Underlying stock weights will be capped such that the weight of the largest underlying stock in a constituent country may not be greater than 50% of that country's weight at rebalancing. In such case, weights of the other stocks underlying the Index of the constituent country will be adjusted accordingly. As a result of such weightings certain stocks underlying the Index may be included for a constituent country which have a lower capitalization than eligible stocks from other constituent countries which were not included in the Index.

     The CBOE has indicated that it intends to use its best efforts to provide notice to market participants who have requested such notification regarding the replacement of an underlying stock at least three business days prior to making such a change. In addition, according to the CBOE, the CBOE will ordinarily notify such market participants of changes in Index methodology and other rebalancing results. However, the CBOE does not anticipate disseminating such information directly to holders of Notes. The Company shall not have any obligation to notify holders of Notes of any changes with respect to the Index (including the composition thereof) or rebalancing results.

     The CBOE will notify the SEC prior to adding a constituent country to or deleting a constituent country from the Index, or reducing the number of stocks underlying the Index below 95 in number. Should the Index fail to meet the established maintenance or notification criteria, the CBOE may be required by the SEC to reclassify the Index as a narrow based index, remove certain securities from the Index or discontinue listing a new series of Index warrants. Substantial change in the composition of the Index will require reevaluation and additional approval by the SEC to continue to list Index products.

     None of the Company, the Trustee, the Calculation Agent or the Underwriter accepts any responsibility for the calculation, maintenance or publication of the Index. The CBOE disclaims all responsibility to the Company for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining any Supplemental Redemption Amount.

MARKET SURVEILLANCE

     The CBOE entered into an information sharing agreement with the Stock Exchange of Hong Kong (the "SEHK") on October 1, 1992, pursuant to which the CBOE will be able to obtain market surveillance information from the SEHK. The CBOE entered into an information sharing agreement with the Taiwan Stock Exchange in October 1997. The CBOE has not entered into any information sharing agreements with the Stock Exchange of Singapore, the Korea Stock Exchange, the Jakarta Stock Exchange, the Philippine Stock Exchange and the Stock Exchange of Thailand. The absence or ineffectiveness of such agreement with any Index Exchange reduces the ability of the CBOE to monitor or obtain information regarding the trading on such Index Exchange of securities included in the Index and consequently could impact the CBOE's surveillance efforts.

HISTORICAL DATA ON THE INDEX

     The following table sets forth the value of the Index at the end of each month in the period from January 1996 through August 1998. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes. All historical data presented in the following table relating to periods prior to February 1998 (the date CBOE commenced Calculation of the Index) are presented as if the Index had existed during such periods and such closing levels have been calculated hypothetically on the same basis that the Index is calculated. All historical data presented in the following table relating to periods after February 1998 are based on actual performance of the Index.

                                                 1996            1997            1998
                                               --------        --------        --------
January......................................    275.59          325.23          178.68
February.....................................    275.61          329.07          213.31
March........................................    280.45          313.49          204.07
April........................................    304.43          298.06          185.88
May..........................................    300.50          316.33          158.09
June.........................................    303.45          323.52          140.99
July.........................................    284.26          322.60          140.69
August.......................................    295.36          263.80          118.82
September....................................    305.00          256.94
October......................................    302.32          198.70
November.....................................    319.65          184.44
December.....................................    320.33          180.59

     The closing value of the Index on September 10, 1998 was 128.42.

HISTORICAL MONTH-END CLOSING VALUES

     The following graph illustrates the historical performance of the Index based on the closing value thereof at the end of each month from January 1996 through August 1998 and as of September 10, 1998. Past movements of the Index are not necessarily indicative of future Index values.

           ASIA TIGER 100(TM) INDEX MONTHLY PERFORMANCE CHART [Graph]

                                                                          CLOSING INDEX
MONTH END                                                                     LEVEL
JAN-96                                                                        275.59
                                                                              275.61
MAR-96                                                                        280.45
                                                                              304.43
MAY-96                                                                         300.5
                                                                              303.45
JUL-96                                                                        284.26
                                                                              295.36
SEP-96                                                                           305
                                                                              302.32
NOV-96                                                                        319.65
                                                                              320.33
JAN-97                                                                        325.23
                                                                              329.07
MAR-97                                                                        313.49
                                                                              298.06
MAY-97                                                                        316.33
                                                                              323.52
JUL-97                                                                         322.6
                                                                               263.8
SEP-97                                                                        256.94
                                                                               198.7
NOV-97                                                                        184.44
                                                                              180.59
JAN-98                                                                        178.68
                                                                              213.31
MAR-98                                                                        204.07
                                                                              185.88
MAY-98                                                                        158.09
                                                                              140.99
JUL-98                                                                        140.69
                                                                              118.82
SEP-98                                                                        128.42

LICENSE AGREEMENT

     The CBOE has entered into a license agreement with the Company which authorizes the Company to make use of and reference to the Index in connection with the offering of the Notes.

     The Notes are not sponsored, endorsed, sold or promoted by the Chicago Board Options Exchange. CBOE makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or in the ability of the Index to track the performance of any market segment. CBOE has no obligation to take the needs of the Company or the holders of the Notes into consideration in determining, composing or calculating the Index. CBOE is not responsible for, and has not participated in the determination of, the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. CBOE has no obligation or liability in connection with the administration or marketing of the Notes.

     CBOE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. CBOE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. CBOE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IN NO EVENT SHALL CBOE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     All disclosures contained in this Prospectus Supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the CBOE. None of the Company, Salomon Smith Barney or the Trustee under the Senior Debt Indenture assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Furthermore, there can be no assurance that the Internal Revenue Service would not take a position contrary to those expressed herein. This summary deals only with holders that will hold Notes as capital assets, and does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law (including, but not limited to, financial institutions, tax-exempt entities, insurance companies or dealers in securities or currencies, persons having a functional currency other than the U.S. dollar, persons holding the Notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction). This summary also does not address the state, local or foreign tax consequences of an investment in the Notes. The discussion below is based on the advice of Cleary, Gottlieb, Steen & Hamilton, counsel to Salomon Smith Barney and special tax counsel to the Company.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

     As used herein, the term "U.S. holder" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. persons have the authority to control all of the trust's substantial decisions.

TAX CHARACTERIZATION OF THE NOTES

     Each Note will be treated by the Company for U.S. federal income tax purposes as a single debt instrument issued by the Company that is subject to U.S. Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of such Note and to report all income (or loss) with respect to the Notes in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of the Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

U.S. HOLDERS

     Taxation of Interest.  A U.S. holder of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second succeeding paragraph, under the noncontingent bond method, a U.S. holder of a Note will be required for tax purposes to include in income each year an accrual
of interest at the rate of      percent (the "comparable yield"). Solely for
purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a holder of a Note will be assumed to be entitled to receive a
payment of $     on the maturity date (the "Assumed Supplemental Redemption
Amount") in respect of each Unit. The Assumed Supplemental Redemption Amount is calculated as the amount required to produce the comparable yield of a Note, taking into account the Note's issue price.

     The comparable yield and the Assumed Supplemental Redemption Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by the Company with respect to the actual yield of, or payment to be made in respect of, a Note. The comparable yield and the Assumed Supplemental Redemption Amount do not necessarily represent the Company's expectations regarding such yield or the amount of such payment.

     Each Note will be issued at par. However, there will be Tax OID because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a U.S. holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the U.S. holder owns the Note. As a result, a U.S. holder of a Note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a Note in taxable income each year, even though cash payment on the Note is only at maturity.

     The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods.

     Disposition of the Notes. When a U.S. holder sells, exchanges or otherwise disposes of a Note (including the redemption of the Note at maturity) (a "disposition"), the U.S. holder's gain (or loss) on such disposition will equal the difference between the amount received by the U.S. holder for the Note and the U.S. holder's tax basis in the Note. Upon a Note's maturity, if there is a payment of a Supplemental Redemption Amount and such Supplemental Redemption Amount exceeds the Assumed Supplemental Redemption Amount, the U.S. holder will be required to include such excess in income as ordinary interest on the maturity date. Alternatively, if there is a payment of a Supplemental Redemption Amount and such Supplemental Redemption Amount is less than the Assumed Supplemental Redemption Amount, the shortfall will be treated as an offset to any interest otherwise includible in income by the U.S. holder with respect to the Note for the taxable year in which the maturity date occurs but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the U.S. holder as an ordinary loss. A U.S. holder's tax basis (i.e., adjusted cost) in a Note will be equal to the U.S. holder's original purchase price for such Note, plus any Tax OID accrued by the U.S. holder. Any gain realized by a U.S. holder on a disposition will be treated as ordinary interest income. Any loss realized by a U.S. holder on a disposition will be treated as ordinary loss, to the extent of the U.S. holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual U.S. holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a U.S. holder will be a long-term capital loss if such U.S. holder has held such Note for more than one year, and a short-term capital loss in other cases.

     A U.S. holder that purchases a Note in the secondary market for an amount that differs from the Note's adjusted issue price at the time of purchase will be required to accrue Tax OID on the Note in accordance with the comparable yield and Assumed Supplemental Redemption Amount, even if market conditions have changed since the date of issuance. A U.S. holder must determine whether the difference between the purchase price for a Note and the adjusted issue price of the Note is attributable to a change in expectations as to the Supplemental Redemption Amount, a change in interest rates, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a "positive adjustment" or a "negative adjustment" to the U.S. holder's Tax OID inclusion. If the adjusted issue price is more than the purchase price for the Note, a "positive adjustment" will result, and if the adjusted issue price is less than the purchase price of the Note, a "negative adjustment" will result. If the difference between a U.S. holder's purchase price for a Note and the adjusted issue price of the Note is attributable to a change in expectations as to the Supplemental Redemption Amount (and not to a change in market interest rates), the U.S. holder will be required to allocate that difference to the Supplemental Redemption Amount. Adjustments allocated to the Supplemental Redemption Amount are taken into account at the time the Supplemental Redemption Amount is paid. If the purchaser's tax basis in a Note is greater than the adjusted issue price of the Note, the excess is treated as a "negative adjustment" that reduces the Supplemental Redemption Amount; if the purchaser's tax basis in a Note is less than the adjusted issue price of the Note, the difference is treated as a "positive adjustment" that increases the Supplemental Redemption Amount. Any negative or positive adjustment of the kind described above made by a U.S. holder of a Note will decrease or increase, respectively, the U.S. holder's tax basis in the Note.

     Certain U.S. holders may receive Forms 1099-OID reporting Tax OID accruals on a Note. Those forms may not, however, reflect the effects of any positive or negative adjustments resulting from the U.S. holder's purchase of the Note in the secondary market at a price that differs from its adjusted issue price on the date of purchase. U.S. holders are urged to consult their tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

     Information Reporting and Backup Withholding. A noncorporate U.S. holder may be subject to information reporting and to backup withholding at a rate of 31 percent with respect to payments of principal, premium and interest (including Tax OID) made on a Note, or the proceeds of a disposition of a Note before maturity, unless such U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

NON-U.S. HOLDERS

     Taxation of Interest and Disposition of the Notes. Under current U.S. federal income tax law: (a) payment of a Supplemental Redemption Amount to a holder who is not a U.S. holder (a "non-U.S. holder") will not be subject to withholding of U.S. federal income tax, provided that (i) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder; and (b) a non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the disposition of a Note. Notwithstanding the above, a non-U.S. holder that is subject to U.S. federal income taxation on a net income basis with respect to its income from a Note generally will be subject to the same rules to which a U.S. holder is subject with respect to the accrual of interest (including Tax OID) on a Note and with respect to gain or loss realized or recognized on the disposition of a Note. Special rules might also apply to a non-U.S. holder that is a qualified resident of a country with which the U.S. has an income tax treaty.

     Information Reporting and Backup Withholding. U.S. information reporting requirements and backup withholding tax will not apply to payments on, or proceeds from the disposition of, a Note if the beneficial owner certifies its non-U.S. status under penalties of perjury (or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder) or otherwise establishes an exemption.

     The U.S. Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-U.S. persons after December 31, 1999. Such regulations, among other things, may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Note. Prospective investors should consult their tax advisors regarding the effect, if any, of such Treasury regulations on an investment in the Notes.

     With respect to payments made after December 31, 1999, for purposes of applying the rules set forth in the three preceding paragraphs to an entity that is treated as fiscally transparent (e.g., a partnership or certain trusts) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and Salomon Smith Barney, as sole underwriter (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, $ principal amount of Notes.

     The Notes are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made at the office of Salomon Smith Barney, 388 Greenwich Street, New York, New York, or through the facilities of the
Depositary, on or about      , 1998.

     The Company has been advised that the Underwriter proposes to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at a price that
represents a concession not in excess of $     per Unit, and that the
Underwriter may allow, and each such dealer may reallow, to other dealers a
concession not exceeding $     per Unit. After the initial public offering, the
public offering price, the underwriting discount and such concessions may be changed from time to time.

     The Company has been advised by the Underwriter that the Underwriter may make a market in the Notes, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and may discontinue any such market-making at any time without notice. No assurance can be given that an active public market for the Notes will develop.

     The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriter may be required to make in respect thereof.

     The Notes may be offered to investors outside the United States. The Underwriter has further agreed that any offers and sales made outside the United States will be made in compliance with any selling restrictions applicable in the jurisdictions where such offers and sales are made.

     Salomon Smith Barney is an indirect wholly-owned subsidiary of the Company. Accordingly, the offering is being made pursuant to the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offering by an affiliate of the securities of its parent.

     In connection with this offering, the Underwriter and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Notes for the purposes of stabilizing their market price. The Underwriter also may create a short position for its accounts by selling more Notes in connection with this offering than it is committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of this offering to cover all or a portion of such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discontinued at any time.

     The Company or one or more its subsidiaries may from time to time purchase or acquire a position in the Notes and may, at its option, hold, resell or retire such Notes. This Prospectus Supplement and the Prospectus may be used by Salomon Smith Barney and/or any affiliates thereof in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any such affiliates may act as principal or agent in such transactions.

                                 ERISA MATTERS

     No employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any entity with respect to which part or all of its assets constitute assets of any such Plan, or any government or other plan subject to Federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ("ERISA Plan") is permitted to purchase, hold or otherwise acquire the Notes. Any plan that is subject to Section 4975(e)(1) of the Code that is not an ERISA Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) may only purchase the Notes if such plan has determined that the purchase, holding and disposition of such Notes and the transactions contemplated hereby would not constitute a prohibited transaction under Section 4975 of the Code for which no exemption is available.

                                 LEGAL MATTERS

     Certain legal matters relating to the Notes will be passed upon for the Company by Robert H. Mundheim, Esq., as counsel for the Company. Mr. Mundheim, General Counsel of the Company, beneficially owns, or has rights to acquire under Travelers Group employee benefit plans, an aggregate of less than one percent of the common stock of Travelers Group. Certain legal matters relating to the Notes will be passed upon for the Underwriter by Cleary, Gottlieb, Steen & Hamilton.

     Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to the Company in connection with the Notes and has, from time to time, acted as counsel for the Company and certain of its affiliates and may do so in the future.

                                                                      APPENDIX A

                                 INDEX OF TERMS

                                                                     PAGE
                                                                     ----
Adjusted Ending Value.......................................  S-3, S-16
adjusted issue price........................................  S-27
Adjustment Factor...........................................  S-3, S-16
Asia Tiger 100(TM) Index....................................  S-2
Assumed Supplemental Redemption Amount......................  S-27
Calculation Agent...........................................  S-5
Calculation Day.............................................  S-16
Calculation Period..........................................  S-3, S-16
CBOE........................................................  Cover page, S-2
Code........................................................  S-27
Company.....................................................  S-2
comparable yield............................................  S-27
Contingent Debt Regulations.................................  S-26
Depositary..................................................  S-2
Direct Participants.........................................  S-20
disposition.................................................  S-27
ERISA.......................................................  S-31
ERISA Plan..................................................  S-31
Exchange Act................................................  S-6
Global Notes................................................  S-19
HKD.........................................................  S-11
IMF.........................................................  S-10
Index.......................................................  S-2
Index Business Day..........................................  S-16
Index Calculation Day.......................................  S-22
Index Divisor...............................................  S-22
Index Exchanges.............................................  S-21
Market Disruption Event.....................................  S-18
non-U.S. holder.............................................  S-28
Notes.......................................................  S-2, S-15
NYSE........................................................  S-16
Participants................................................  S-20
Pricing Date................................................  S-3
Salomon Smith Barney........................................  S-5
SEC.........................................................  S-5
SEHK........................................................  S-24
Starting Value..............................................  S-3, S-16
Stock Selection Criteria....................................  S-22
Successor Index.............................................  S-18
Supplemental Redemption Amount..............................  S-2
Tax OID.....................................................  S-13
Travelers Group.............................................  S-5
Trustee.....................................................  S-15
Underwriter.................................................  S-30
Underwriting Agreement......................................  S-30
Unit........................................................  S-2
U.S. holder.................................................  S-26

                                                                      APPENDIX B

             LIST OF STOCKS UNDERLYING THE ASIA TIGER 100(TM) INDEX

     Based upon information provided by the CBOE, the following is a list of the 100 companies whose stocks comprise the Index and their respective approximate percentage weights in the Index as of September 9, 1998.

                            HONG KONG                                INDEX WEIGHT
                            ---------                                ------------
                                                                         (%)
 1.  HSBC Holdings PLC...........................................        8.38
 2.  Hutchison Whampoa...........................................        4.34
 3.  Hong Kong Telecom...........................................        5.34
 4.  Hang Seng Bank..............................................        2.63
 5.  Sun Hung Kai Properties.....................................        1.84
 6.  Cheung Kong.................................................        2.34
 7.  CLP Holdings Limited........................................        2.67
 8.  Henderson Land Development..................................        1.43
 9.  Citic Pacific Limited.......................................        0.74
10.  Hong Kong Electric Holdings.................................        1.52
11.  New World Development.......................................        0.54
12.  Hong Kong & China Gas.......................................        1.15
13.  Cheung Kong Infrastructure..................................        0.98
14.  Wharf Holdings..............................................        0.66
15.  Cathay Pacific Airways......................................        0.70
16.  China Resources Enterprises.................................        0.32
17.  Shanghai Industrial Hldg Ltd. ..............................        0.35
18.  Swire Pacific Ltd 'B'.......................................        0.31
19.  Bank of East Asia...........................................        0.40
20.  Henderson Investment Ltd. ..................................        0.34
21.  Wheelock & Company Ltd. ....................................        0.30
22.  Amoy Properties.............................................        0.39
23.  New World Infrastructure Ltd. ..............................        0.16
24.  Hysan Development Co. ......................................        0.18
25.  National Mutual Asia Ltd. ..................................        0.26
26.  Hang Lung Development Co. ..................................        0.29
27.  Cosco Pacific Limited.......................................        0.14
28.  Paliburg Holdings Limited...................................        0.20
29.  Johnson Electric Hldgs......................................        0.39
30.  Shangri-La Asia Ltd. .......................................        0.28
31.  Television Broadcasts Ltd. .................................        0.22
32.  South China Morning Post....................................        0.15
                                                                        =====
     Total.......................................................       39.92
     Total Country Weight........................................       39.92%

                             TAIWAN                                  INDEX WEIGHT
                             ------                                  ------------
                                                                         (%)
 1.  Taiwan Semiconductor........................................        3.10
 2.  Cathay Life Insurance.......................................        3.33
 3.  United Microelectronics Corp. ..............................        1.46
 4.  China Development...........................................        1.77
 5.  Chang Hwa Commercial Bank...................................        1.24
 6.  First Commercial Bank.......................................        1.29
 7.  Hua Nan Commercial Bank.....................................        1.23
 8.  Asustek Computer Inc. ......................................        1.64
 9.  Nan Ya Plastic..............................................        1.03
10.  Advanced Semiconductor Engr. ...............................        0.74
11.  China Steel.................................................        1.38
12.  Shin Kong Life Insurance Co. ...............................        0.83
13.  Formosa Plastic.............................................        0.97
14.  Acer Inc. ..................................................        0.65
15.  United World Chinese Com Bnk................................        0.70
16.  Intl Commercial Bank China..................................        0.81
17.  Hon Hai Precision Industry..................................        0.94
18.  Winbond Electronics Corp. ..................................        0.55
19.  Chiao Tung Bank Co Ltd. ....................................        0.52
20.  Inventec Co Ltd. ...........................................        0.66
21.  Formosa Chem & Fibre........................................        0.55
22.  Tatung Co Ltd. .............................................        0.51
                                                                        =====
     Total.......................................................       25.88
     Total Country Weight........................................       25.88%

                            SINGAPORE                                INDEX WEIGHT
                            ---------                                ------------
                                                                         (%)
 1.  Singapore Telecommunications................................        7.96
 2.  Singapore Airlines Ltd. ....................................        1.29
 3.  Oversea-China Banking Ord...................................        0.78
 4.  United Overseas Bank........................................        0.58
 5.  Singapore Press Holdings....................................        0.84
 6.  Development Bank of Singapore...............................        0.57
 7.  City Developments...........................................        0.45
 8.  Keppel Corp. ...............................................        0.21
 9.  Creative Technology Limited.................................        0.30
10.  DBS Land....................................................        0.20
11.  Fraser & Neave Ltd-Ord......................................        0.17
12.  Singapore Land..............................................        0.15
                                                                        =====
     Total.......................................................       13.49
     Total Country Weight........................................       13.49%

                        REPUBLIC OF KOREA                            INDEX WEIGHT
                        -----------------                            ------------
                                                                         (%)
 1.  Korea Electric Power Corp. .................................        4.39
 2.  Samsung Electronics Co. ....................................        1.83
 3.  Pohang Iron & Steel Co. ....................................        1.63
 4.  SK Telecom Co. Ltd. ........................................        1.07
 5.  Daewoo Heavy Industries.....................................        0.67
 6.  Samsung Display Devices.....................................        0.43
                                                                        =====
     Total.......................................................       10.01
     Total Country Weight........................................       10.01%

                           PHILIPPINES                               INDEX WEIGHT
                           -----------                               ------------
                                                                         (%)
 1.  Ayala Corporation...........................................        0.73
 2.  Ayala Land Inc. ............................................        0.67
 3.  Philippine Long Distance Tel................................        1.31
 4.  Sm Prime Holdings Inc. .....................................        0.77
 5.  Metropolitan Bank & Trust...................................        0.54
 6.  San Miguel Corp-Class A.....................................        0.95
                                                                         ====
     Total.......................................................        4.98
     Total Country Weight........................................        4.98%

                            INDONESIA                                INDEX WEIGHT
                            ---------                                ------------
                                                                         (%)
 1.  PT Telekomunikasi...........................................        1.10
 2.  PT Gudang Garam.............................................        0.82
 3.  PT Indosat..................................................        0.45
 4.  Indocement Tunggal Prakarsa.................................        0.53
                                                                         ====
     Total.......................................................        2.90
     Total Country Weight........................................        2.90%

                            THAILAND                                 INDEX WEIGHT
                            --------                                 ------------
                                                                         (%)
 1.  PTT Exploration & Production................................        1.50
 2.  Bangkok Bank Public Co Ltd. ................................        0.38
 3.  Advanced Info. Services PCL.................................        0.70
 4.  Thai Farmers Bank Public Co. Ltd. ..........................        0.25
                                                                         ====
     Total.......................................................        2.82
     Total Country Weight........................................        2.82%

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  YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED
IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Summary Information -- Q&A............   S-2
Incorporation of Certain Documents by
  Reference...........................   S-6
Risk Factors Relating to the Notes....   S-7
Description of the Notes..............  S-15
The Asia Tiger 100(TM) Index..........  S-21
Certain United States Federal Income
  Tax Considerations..................  S-26
Underwriting..........................  S-30
ERISA Matters.........................  S-31
Legal Matters.........................  S-31
Index of Terms........................   A-1
List of Stocks Underlying the Asia
  Tiger 100(TM) Index.................   B-1

                 PROSPECTUS
Prospectus Summary....................     2
The Company...........................     6
Ratio of Earnings to Fixed Charges....     6
The Offered Securities................     6
Description of Debt Securities........     7
Description of Index Warrants.........    15
Limitations on Issuance of Bearer
  Securities and Bearer Warrants......    19
European Monetary Union...............    20
Use of Proceeds and Hedging...........    21
Plan of Distribution..................    21
ERISA Matters.........................    23
Experts...............................    24
Legal Matters.........................    24
Available Information.................    25
Incorporation of Certain Documents by
  Reference...........................    25

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                                             UNITS

                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.

                             WORLD INDEX ALLOCATION
                                  SERIES 1998

                    PRINCIPAL-PROTECTED EQUITY LINKED NOTES
                                 BASED UPON THE
                            ASIA TIGER 100(TM) INDEX
                                DUE       , 2005
                        ($10 PRINCIPAL AMOUNT PER UNIT)
                                  ------------
                             PROSPECTUS SUPPLEMENT
                                       , 1998
                             (INCLUDING PROSPECTUS
                            DATED DECEMBER 1, 1997)

                                  ------------
                              SALOMON SMITH BARNEY
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